Exhibit 10.55

November 19, 2009

Michael J. Coyle
100 Stage Coach Road
Bell Canyon, CA 91307

Dear Mike:

It is with great pleasure that I confirm our offer to you to become a member of Medtronic’s senior management team. Based on our telephone conversation, the following are the terms of our offer of employment to you. As I indicated during our call, the offer is contingent upon full compensation committee approval next week.

1.	Title

Executive Vice President and Group President, Medtronic, Inc.

In this role, you will serve as a member of the Medtronic Executive Committee, reporting to me.

2.	Employment Location

Your assignment with Medtronic will be located at our World headquarters in Minneapolis, Minnesota.

3.	Employment Date

Your exact employment date with Medtronic will be determined upon acceptance of this offer.

4.	Base Salary

Your base salary will be $600,000 per year (less applicable withholdings and deductions) commencing upon employment and paid in accordance with Medtronic’s standard payroll practices.

5.	Medtronic Incentive Plan (“MIP”)

You will be eligible to participate in the FY2010 Medtronic Incentive Plan (“MIP”), pro-rata from your start date, with a target payout of 75% of eligible earnings. The performance period for the plan commenced on April 25, 2009 and ends on April 30, 2010. In the future, you will remain eligible to participate in MIP subject to the terms and conditions of those plans.

Michael Coyle Page 2 November 18, 2009

6.	Long-Term Performance Plan (“LTPP”)

You will be eligible to participate in the 2010 - 2012 phase of the three-year Long-Term Performance Plan (“LTPP”) with a target award of $550,000 pro-rata from your start date (subject to the terms and conditions of the LTPP). This phase commenced on April 25, 2009 and ends April 27, 2012. The actual payout is based on financial performance as measured by three-year cumulative diluted EPS, three-year average Return on Invested Capital, and three-year average revenue growth as specified in the Plan document. You will also be eligible to participate in subsequent 3-year phases that commence in succeeding fiscal years, to the extent such plans are implemented and subject to the terms and conditions of the LTPP plan document.

7.	Nonqualified Stock Option Grant

You will be eligible for annual stock option awards currently granted on the first business day of the second quarter of each fiscal year beginning in fiscal year 2011. The current target grant (aggregate exercise price) is approximately $2,200,000 and vests 25% per year beginning one year after the date of grant. All terms and conditions of any stock option awards will be described in the then-current form of stock option agreement.

8.	Performance-Based Restricted Stock Unit Grant

You will be eligible for annual grants of performance-based restricted stock units currently granted on the first business day of the second quarter of each fiscal year beginning in fiscal year 2011. The current grant target is $550,000 and vests 100% on the third anniversary of the date of grant provided that the minimum company performance threshold is met as specified in the agreement. All terms and conditions of any restricted stock unit awards will be described in the then-current form of restricted stock unit agreement.

9.	Special Stock Option Grant

To provide you with significant opportunity to share in the future success of the Company, you will be granted a one-time, non-qualified stock option award with an aggregate exercise price of approximately $1,000,000. This award will vest 25% per year beginning one year after the date of grant. The option award will be granted on the first business day of the fiscal quarter following your date of employment and subject to approval by the Compensation Committee of the Board of Directors. All terms and conditions of any restricted stock awards will be described in the then-current form of stock option agreement.

Michael Coyle Page 3 November 18, 2009

10.	Special Restricted Stock Unit Grant

As a further inducement to join Medtronic, you will be granted a one-time restricted stock unit award of $750,000. This award will vest 100% on the fourth anniversary of the date of grant. The award will be granted on the first business day of the fiscal quarter following your date of employment and subject to approval by the Compensation Committee of the Board of Directors. All terms and conditions of any restricted stock unit awards will be described in the then-current form of restricted stock unit agreement.

11.	Employee Benefits

You will be offered the same benefits as all other employees of Medtronic upon meeting eligibility requirements as provided for in the Plan documents. In addition, you will be eligible for 4 weeks of vacation.

12.	Business Allowance

In order to defray the cost of an automobile, tax preparation and financial planning, or other related expenses, you will be provided with an annual allowance of $24,000 (paid bi-weekly). In addition, you will be provided with a periodic medical examination under the Company’s Executive Physical Examination program.

13.	Relocation

Costs associated with your move to Minneapolis will be provided consistent with Medtronic’s relocation program. Medtronic will seek to minimize or offset loss on sale of personal residence or other major relocation expenses.

14.	Deferred Compensation Plan

You will be eligible to participate in the next phase of Medtronic’s Capital Accumulation Plan (“CAP”), subject to the terms of the CAP, which will provide for deferral of calendar 2011 compensation. Enrollment for the 2011 CAP will occur in the fall of 2010.

15.	Severance

Beginning with FY11, in the event you are terminated without cause, Medtronic shall pay you an amount (the “Severance Amount”) equal to 1.0 times your annual base salary plus the Management Incentive Plan bonus. Notwithstanding the language in this Section 15, this language will not apply in the event of a “change of control” of Medtronic. Under these circumstances, the Employment Agreement referenced in Section 17, below, shall be controlling.

Michael Coyle Page 4 November 18, 2009

16.	Confidential Information

Following your acceptance of this offer of employment, you may be provided with Confidential Information relating to Medtronic’s business that (a) derives independent economic value from not being generally known or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use, and (b) which Medtronic has treated or designated as secret, proprietary, or confidential.

By your acceptance of this offer, and for good and valuable consideration provided by Medtronic, you agree to treat all Confidential Information entrusted to you by Medtronic as a fiduciary and accept and undertake all of the obligations of a fiduciary to maintain and protect Confidential Information for the benefit of Medtronic. You further agree not to directly or indirectly use or disclose any Confidential Information to or for the benefit of anyone other than Medtronic, either before, during, or after employment, for as long as the information retains the characteristics described in this Section 15.

17.	Employee Agreement

As a condition of this offer of employment with Medtronic and as a condition of receiving the benefits identified herein, you must sign the standard Employee Agreement and the Employment Agreement, which provides for compensation in the event of certain changes in control. Copies of these agreements are attached for your review. You must sign and return the agreements no later than your first day of employment with Medtronic.

18.	Protection of Former Employer

With regard to any employment agreements you may have with current or past employers, please be advised that Medtronic’s corporate policy prohibits an employee’s use or disclosure of a former employer’s trade secrets and/or confidential information. You are encouraged to discuss any questions about this with us prior to your first day of employment.

19.	Eligibility Documents

As required by federal law, Medtronic must verify that its employees are eligible to work in the United States. On or before your first day of employment, you will be required to certify that you are a citizen of the U.S., a noncitizen national of the U.S., a lawful permanent resident, or an alien authorized to work in the U.S. Please bring acceptable supporting documents (as listed on the reverse side of the I-9 Form) to your first day of work. A Designated Medtronic Representative will then review your documentation and complete section 2 on Form I-9. Failure to produce the required documentation within 72 hours (unless a government authorized extension applies) may result in termination of employment.

Michael Coyle Page 5 November 18, 2009

Medtronic is also a participant in the Department of Homeland Security’s E-Verify system. An employee hired on or after September 8, 2009 will be subject to E-Verify only after a Form I-9 has been completed for the employee. Medtronic does not tolerate the discrimination of applicants and employees based upon their national origin and citizenship (or immigration) status or any protected status when verifying employment eligibility through completion of the Form I-9 and the use of E-Verify

20.	Substance Abuse Testing

A condition of your employment at Medtronic is the successful completion of a drug screening test. A screening will be arranged on your next visit to Minneapolis if possible. If you do not take the test, our offer will be rescinded. If you do not pass the test, you will receive a letter from our medical review officer providing you with the opportunity to explain the positive test result or to ask for a retest of the same sample at your expense.

21.	Mandatory Ethics and Compliance Training

As a further condition of your employment with Medtronic, you will be required to complete general ethics and compliance training, including a certification related to our code of conduct within 30 days of your acceptance of this offer. Please note that it is your responsibility to make sure that you complete this training. If you fail to complete the training within 30 days, we will terminate your employment with Medtronic.

Should you have any questions regarding the terms of this offer, please contact Jan Erickson, Scott Sherman or me. Also, after you have reviewed the terms of this letter, please indicate your acceptance by signing one copy in the space provided below and returning it to me in the provided envelope. Nothing in this offer letter should be construed as guaranteeing employment with Medtronic for any specific duration. We look forward to your early response.

We all believe that you can make a major contribution to Medtronic’s future. In addition, I am sure that you will find Medtronic an extremely rewarding place to continue your career. I look forward to welcoming you to Medtronic.

Best regards,

William A. Hawkins

Michael Coyle

November 18, 2009

Encl.:	Medtronic Employee Agreement Medtronic Employment Agreement New Hire Employment Document Package

November 30, 2009
Michael J. Coyle	Date

100 Stage Coach Rd.
Bell Canyon, CA 91307